EXHIBIT 99.1
WESTLAKE CHEMICAL PARTNERS LP

Contact—(713) 585-2900
Investors—Steve Bender
Media—Ben Ederington

Westlake Chemical Partners LP Announces Third Quarter 2016 Earnings

•	Increased quarterly cash distribution to $0.3353 per unit, a 2.9% increase from the previous quarter
Westlake Chemical Partners LP (NYSE: WLKP) (the "Partnership") today reported net income attributable to the Partnership of $8.7 million, or $0.32 per limited partner unit, for the three months ended September 30, 2016, a decrease of $1.4 million compared to third quarter 2015 net income attributable to the Partnership of $10.1 million, or $0.37 per limited partner unit. The decrease in net income attributable to the Partnership as compared to the prior-year period was primarily due to lower operating rates at Westlake Chemical OpCo LP's ("OpCo") Petro 1 facility in Lake Charles, Louisiana due to the planned turnaround and expansion project, which was completed in July. The third quarter 2016 results were also negatively impacted by lost production as a result of an unplanned outage at OpCo's Calvert City, Kentucky facility.
The third quarter 2016 net income attributable to the Partnership of $8.7 million, or $0.32 per limited partner unit, decreased by $0.6 million from the second quarter 2016 net income attributable to the Partnership of $9.3 million, or $0.34 per limited partner unit. The decrease in net income was due to a decrease in sales to Westlake Chemical ("Westlake") associated with certain cost recovery provisions in the ethylene sales agreement between OpCo and Westlake, which was partially offset by increased production at OpCo's Petro 1 and Calvert City facilities.
On October 31, 2016, the Board of Directors of Westlake Chemical Partners GP LLC, the general partner of the Partnership, announced a quarterly distribution with respect to the third quarter of 2016 of $0.3353 per limited partner unit to be payable on November 29, 2016 to unit and IDR holders of record as of November 14, 2016. The third quarter 2016 distribution increased 12.0% compared to the third quarter 2015 distribution and 2.88% compared to the second quarter 2016 distribution.
OpCo's sales agreement with Westlake is designed to provide for stable and predictable cash flows. The sales agreement provides that 95% of OpCo's ethylene output is sold to Westlake for a cash margin of $0.10 per pound, net of operating costs, maintenance capital expenditures and reserves for future turnaround expenditures. Under the ethylene sales agreement with Westlake, Westlake's obligation to purchase the annual minimum commitment under the ethylene sales agreement, which is measured at year end, is not reduced for the first 45 days following a force majeure event, such as the unplanned outage at Calvert City that began in June 2016.
"We are pleased with OpCo's recent performance following our turnaround and expansion project, which was completed in July, and added 250 million pounds of capacity to our Petro 1 facility. We believe our upcoming 100 million pound ethylene expansion at our Calvert City facility in the first half of 2017, along with the recently completed expansion at Petro 1, support our continued increase in distributions at a low double digit growth rate to unitholders," said Albert Chao, President and Chief Executive Officer.

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The statements in this release and the related teleconference relating to matters that are not historical facts, such as statements regarding growth of distributions and results of expansion projects, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to, operating difficulties; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of electricity; changes in prevailing economic conditions; actions of Westlake Chemical Corporation; actions of third parties; unanticipated ground, grade or water conditions; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; industrial accidents; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; late delivery of raw materials; difficulty collecting receivables; inability of our customers to take delivery; changes in the price and availability of transportation; fires, explosions or other accidents; our ability to borrow funds and access capital markets; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC in March 2016, and the risk factors in our other filings with the SEC.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Use of Non-GAAP Financial Measures
This release includes the term MLP distributable cash flow, which is a non-GAAP financial measure, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles ("GAAP"), but believe that certain non-GAAP financial measures, such as MLP distributable cash flow and EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP. A reconciliation of MLP distributable cash flow and EBITDA to net income and net cash provided by operating activities can be found in the financial schedules at the end of this release. We define distributable cash flow as net income plus depreciation and amortization, less contributions from turnaround reserves and maintenance capital expenditures. We define MLP distributable cash flow as distributable cash flow less distributable cash flow attributable to Westlake's noncontrolling interest in OpCo and distributions attributable to incentive distribution rights holder. MLP distributable cash flow does not reflect changes in working capital balances. We define EBITDA as net income before interest expense, income taxes, depreciation and amortization. Because MLP distributable cash flow and EBITDA may be defined differently by other companies in our industry, our definition of MLP distributable cash flow and EBITDA may not be comparable to similarly titled measures of other companies.

Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop facilities for the processing of natural gas liquids as well as other qualifying activities. Headquartered in Houston, Texas, the Partnership owns a 13.3% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets include three facilities in Calvert City, Kentucky, and Lake Charles, Louisiana which process ethane and propane into ethylene, and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com .

Westlake Chemical Partners LP Conference Call Information:
A conference call to discuss Westlake Chemical Partners' third quarter 2016 results will be held November 8, 2016 at 12:00 PM Eastern Time (11:00 AM Central Time). To access the conference call, dial (855) 765-5686 or (234) 386-2848 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 96257816.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on November 15, 2016. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 96257816.
The conference call will also be available via webcast at: http://edge.media-server.com/m/p/pgrx3b72 and the earnings release can be obtained via the Partnership web page at: http://westlakepartners.investorroom.com/news-events

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

	(In thousands of dollars, except per unit data)
Revenue
Net sales—Westlake Chemical Corporation ("Westlake")	$193,964	$207,856	$606,859	$621,438
Net co-product, ethylene and other sales—third parties	35,390	40,763	85,940	137,277
Total net sales	229,354	248,619	692,799	758,715
Cost of sales	142,553	154,474	407,203	473,815
Gross profit	86,801	94,145	285,596	284,900
Selling, general and administrative expenses	5,788	5,831	17,733	17,826
Income from operations	81,013	88,314	267,863	267,074
Other income (expense)
Interest expense—Westlake	(4,947)	(1,054)	(7,381)	(3,794)
Other (expense) income, net	(13)	(73)	230	(35)
Income before income taxes	76,053	87,187	260,712	263,245
Provision for income taxes	194	141	890	567
Net income	75,859	87,046	259,822	262,678
Less: Net income attributable to noncontrolling interest in Westlake Chemical OpCo LP ("OpCo")	67,198	76,943	229,733	233,632
Net income attributable to Westlake Partners	$8,661	$10,103	$30,089	$29,046

Net income per limited partners unit attributable to Westlake Partners (basic and diluted)
Common units	$0.32	$0.37	$1.11	$1.07
Subordinated units	$0.32	$0.37	$1.11	$1.07

Distributions declared per unit	$0.3353	$0.2994	$0.9780	$0.8733

MLP distributable cash flow	$6,833	$9,475	$20,643	$27,671

Distribution declared
Limited partner units—public	$4,338	$3,873	$12,653	$11,298
Limited partner units—Westlake	4,735	4,229	13,812	12,333
Incentive distribution rights	91	—	139	—
Total distribution declared	$9,164	$8,102	$26,604	$23,631

EBITDA	$107,290	$108,683	$335,565	$327,676

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2016	December 31, 2015

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$75,006	$169,559
Accounts receivable—Westlake	98,145	39,655
Accounts receivable, net—third parties	15,699	11,927
Inventories	3,428	3,879
Prepaid expenses and other current assets	—	267
Total current assets	192,278	225,287
Property, plant and equipment, net	1,217,451	1,020,469
Receivable from Westlake	20,428	—
Other assets, net	106,502	44,593
Total assets	$1,536,659	$1,290,349

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$47,577	$57,694
Long-term debt payable to Westlake	595,083	384,006
Other liabilities	2,024	1,482
Total liabilities	644,684	443,182
Common unitholders—public	296,585	294,565
Common unitholder—Westlake	4,726	4,502
Subordinated unitholder—Westlake	41,766	39,786
General partner—Westlake	(242,481)	(242,572)
Accumulated other comprehensive (loss) income	(224)	280
Total Westlake Partners partners' capital	100,372	96,561
Noncontrolling interest in OpCo	791,603	750,606
Total equity	891,975	847,167
Total liabilities and equity	$1,536,659	$1,290,349

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WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2016	2015

	(In thousands of dollars)
Cash flows from operating activities
Net income	$259,822	$262,678
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	67,472	60,637
Other balance sheet changes	(149,924)	7,888
Net cash provided by operating activities	177,370	331,203
Cash flows from investing activities
Additions to property, plant and equipment	(268,647)	(152,572)
Proceeds from disposition of assets	157	—
Net cash used for investing activities	(268,490)	(152,572)
Cash flows from financing activities
Proceeds from debt payable to Westlake	212,175	238,198
Repayment of debt payable to Westlake	(1,098)	(135,341)
Quarterly distributions to noncontrolling interest retained in OpCo by Westlake	(188,736)	(238,009)
Quarterly distributions to unitholders	(25,774)	(22,972)
Net cash used for financing activities	(3,433)	(158,124)
Net (decrease) increase in cash and cash equivalents	(94,553)	20,507
Cash and cash equivalents at beginning of the period	169,559	133,750
Cash and cash equivalents at end of the period	$75,006	$154,257

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
RECONCILIATION OF MLP DISTRIBUTABLE CASH FLOW TO NET INCOME
AND NET CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2016	2015	2016	2015

	(In thousands of dollars)
MLP distributable cash flow	$4,295	$6,833	$9,475	$20,643	$27,671
Add:
Distributable cash flow attributable to noncontrolling interest in OpCo	39,171	55,853	72,833	168,940	225,565
Incentive distribution rights	46	91	—	139	—
Maintenance capital expenditures	48,252	21,747	18,145	103,609	48,946
Contribution to turnaround reserves	10,214	17,625	7,035	33,963	21,133
Less:
Depreciation and amortization	(20,786)	(26,290)	(20,442)	(67,472)	(60,637)
Net income	81,192	75,859	87,046	259,822	262,678
Changes in operating assets and liabilities and other	(8,631)	(83,835)	14,383	(82,841)	68,884
Deferred income taxes	141	69	(125)	389	(359)
Net cash provided by (used for) operating activities	$72,702	$(7,907)	$101,304	$177,370	$331,203

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
RECONCILIATION OF EBITDA TO NET INCOME AND NET CASH
PROVIDED BY (USED FOR) OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2016	2015	2016	2015

	(In thousands of dollars)
EBITDA	$103,478	$107,290	$108,683	$335,565	$327,676
Less:
Provision for income taxes	(297)	(194)	(141)	(890)	(567)
Interest expense	(1,203)	(4,947)	(1,054)	(7,381)	(3,794)
Depreciation and amortization	(20,786)	(26,290)	(20,442)	(67,472)	(60,637)
Net income	81,192	75,859	87,046	259,822	262,678
Changes in operating assets and liabilities and other	(8,631)	(83,835)	14,383	(82,841)	68,884
Deferred income taxes	141	69	(125)	389	(359)
Net cash provided by (used for) operating activities	$72,702	$(7,907)	$101,304	$177,370	$331,203